Exhibit 99.1

Depomed, Inc. Non-employee Director Compensation Policy

I.  Annual Cash Retainer.  All non-employee directors of the Company receive an annual cash retainer of $35,000.

II.  Additional Retainer — Chairman of the Board.  The chairman of the Board of Directors receives an additional annual cash retainer of $30,000.

III.  Additional Retainer — Audit Committee.  The chairman of the audit committee receives an additional annual cash retainer of $15,000.  Each other member of the audit committee receives an additional annual cash retainer of $7,500.

IV.  Additional Retainer — Compensation Committee.  The chair of the compensation committee receives an additional annual cash retainer of $10,000.  Each other member of the compensation committee receives an additional annual cash retainer of $6,000.

V.  Additional Retainer — Nominating and Corporate Governance Committee.  The chairman of the nominating and corporate governance committee receives an additional annual cash retainer of $5,000.  Each other member of the nominating and corporate governance committee receives an additional annual cash retainer of $2,500.

VI.  Additional Retainer — CEO Performance  Review; Board Self-Evaluation.  The non-employee director who oversees the annual CEO performance review and Board self-evaluation receives an additional annual cash retainer of $10,000.

VII.  Meeting Attendance Fees  All non-employee directors receive meeting attendance fees of $2,000 per in-person board and committee meeting and $1,000 per telephonic meeting.  Any non-employee director who serves as Secretary of the Company receives an additional annual cash retainer of $5,000 for attendance at meetings of Board committees of which the he or she is not a member.

VIII.  Payments.  Payments under the policy are made quarterly in arrears.

IX.  Stock Options.  Stock option grants are made pursuant to the automatic non-employee director stock option grant provisions of the Company’s 2004 Equity Incentive Plan (the “2004 Plan”), as follows:  (a) an option to purchase 20,000 shares of the Company’s common stock (effective for the automatic grant to be made in the fourth quarter of 2011) that vests in 12 equal monthly installments is made at the last regular board meeting of each year to each non-employee director then in office for at least six months; and (b) an option to purchase 40,000 shares of the Company’s common stock that vests in 48 equal monthly installments is granted to each newly-elected director.

Approved:  May 26, 2011

Effective:  April 1, 2011 (as to cash compensation)